Exhibit 99.1

Jerash Holdings Board Authorizes $3.0 Million Share Repurchase Program

Fairfield, New Jersey – June 13, 2022 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), a premium manufacturer and exporter of custom, ready-made, sportswear and outerwear for leading global brands, today announced that its board of directors authorized a share repurchase program under which the Company may repurchase up to $3.0 million of its outstanding shares of common stock. The share repurchase program will be in effect through the end of the Company’s current fiscal year, March 31, 2023.

“The decision reflects the board’s and management’s confidence in the near- and long-term prospects for the Company,” said Sam Choi, Chairman and Chief Executive Officer of the Company. “We believe an investment in our shares at this time represents a solid opportunity and prudent allocation of capital, balanced with Jerash’s strong cash position and free cash flow to fund operating growth and return value to our shareholders.”

Under the program, the Company expects to make share repurchases from time to time in the open market, through privately negotiated transactions, by block-purchases or through other transactions managed by broker-dealers, or otherwise, subject to applicable laws, regulations and approvals. The timing of the share repurchases will depend on a variety of factors, including market conditions, and the share repurchase program may be suspended or discontinued at any time.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and JanSport), New Balance, G-III (which owns brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, Walmart and Costco. Jerash’s existing production facilities comprise six factory units and four warehouses, and Jerash currently employs approximately 5,500 people. Additional information is available at www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may,” “would,” “could,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, share repurchases under the Company’s $3 million share repurchase program, reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or the occurrence of another wave of cases and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

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Contact:

PondelWilkinson Inc.

Judy Lin Sfetcu or Roger Pondel

310-279-5980

jsfetcu@pondel.com